Exhibit 99.2.4

This document is a free translation. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail.

Additional Information for U.S. Shareholders of Omega Geração S.A.:

This document contains information with respect to the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração S.A. (“Omega Geração”) by Omega Energia S.A. (“Omega Energia”).

Omega Geração and Omega Energia are Brazilian companies.  Information distributed in connection with the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

Special Note Regarding Forward-Looking Statements:

This document contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Omega Geração and Omega Energia, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made.

OMEGA GERAÇÃO S.A.

Publicly-Held Company

CNPJ No. 09.149.503/0001-06

NIRE 31.300.093.10-7 | CVM Code 02342-6

MINUTES OF THE MEETING OF THE FISCAL COUNCIL HELD ON SEPTEMBER 24, 2021

1.                 DATE, TIME, AND PLACE: Held at 6 p.m., on September 24, 2021, through a conference call, as provided in Article 34, paragraph 4, and paragraph 5 of the Articles of Incorporation of Omega Geração S.A. ("Company").

2.                 CALL NOTICE AND ATTENDANCE: Call notice dismissed, in view of the presence of all members of the Fiscal Council.

3.                 CHAIR: The meeting was chaired by Mr. Bruno Meirelles Salotti, and the secretary was Ms. Lívia Mariz Junqueira.

4.                 AGENDA: The members of the Company's Fiscal Council met to comment on: (i) the proposal by the Company's management, to be submitted to the shareholders' meeting, to approve the "Private Instrument of Protocol and Justification for the Merger of Shares of Omega Geração S.A." ("Protocol and Justification") entered into the Company and Omega Energia S.A. ("Omega Energia"); (iii) the proposal by the Company's Management, to be submitted to the Company's shareholders' meeting, to approve the merger of all shares issued by the Company by Omega Energia ("Merger of Shares"), the effectiveness of which shall be subject to the implementation of certain conditions precedent provided for in the Protocol and Justification ("Conditions Precedent to the Merger of Shares"); and (iii) issuing an opinion on the Merger of Shares.

5.                 RESOLUTIONS: The attending members of the Fiscal Council (i) state that, on September 15, 2021, they received the Protocol and Justification from the Company's management, they discussed the transaction on September 22, and, on September 23, 2021, they were able to answer technical questions about the transaction with the Company's legal advisors, and, then, listen to the opinions of independent members of the Board of Directors about the transaction, namely, Messrs. Eduardo de Toledo and Gustavo Rocha Gattass and, therefore, (ii) after examining and discussing the matters, resolved as follows:

5.1.            Unanimously, to make a statement in favor of the management proposal, to be submitted to the Shareholders' Meeting, for approval of the Protocol and Justification, which embodies the terms, clauses, and conditions of the Merger of Shares, and the private instrument of which shall be filed at the Company's principal place of business.

5.2.          Unanimously, to make a statement in favor of the management's proposal, to be submitted to the Shareholders' Meeting, for approval of the Merger of Shares, under the strict terms set forth in the Protocol and Justification, subject to the implementation of the Conditions Precedent for the Merger of Shares.

5.3.	Approve the issuance of an opinion on the Merger of Shares, pursuant to Exhibit I to these minutes.

6.  ADJOURNMENT, DRAWING UP, AND APPROVAL OF THE MINUTES: There being no further business to discuss, these minutes, shown to all attendees and found to be in compliance, were unanimously approved and drawn up.

São Paulo, September 24, 2021.

Chair:

Bruno Meirelles Salotti	Lívia Mariz Junqueira
Chairperson	Secretary

Attending directors of the Fiscal Council:

Maria Helena Pettersson	Ricardo Scalzo

Bruno Meirelles Salotti

OMEGA GERAÇÃO S.A.

Publicly-Held Company

CNPJ No. 09.149.503/0001-06

NIRE 31.300.093.10-7 | CVM Code 02342-6

MINUTES OF THE MEETING OF THE FISCAL COUNCIL HELD ON SEPTEMBER 24, 2021

The Fiscal Council of OMEGA GERAÇÃO S.A. ("Company"), at a meeting held on September 24, 2021, examined the "Private Instrument of Protocol and Justification for the Merger of Shares of Omega Geração S.A." ("Protocol and Justification"), which embodies the terms, clauses, and conditions of the merger of all shares issued by the Company by Omega Energia S.A. (CNPJ 42.500.384/0001-51) ("Omega Energia") ("Merger of Shares"), subject to certain conditions precedent ("Conditions Precedent to the Merger of Shares"), as well as its exhibits and other documents that shall be presented to the Company's shareholders, including: (i) the appraisal report of the book value of shares issued by the Company to be merged into Omega Energia, prepared by Apsis Consultoria e Avaliação Ltda. (enrolled with the CNPJ/ME under No 27.281.922/0001-70); (ii) the appraisal report of the net equity of the Company and Omega Energia adjusted to market prices, prepared by Berkan Consultoria Empresarial Ltda. (registered with the CNPJ under No 19.493.096/0001-03); and (iii) the economic and financial analysis report on the replacement ratio, prepared by Lazard Assessoria Financeira Ltda. (enrolled with the CNPJ under No 06.955.244/0001-04).

Based on the documents analyzed and on the information and clarifications received from the Company's management, the members of the Fiscal Council render their opinion in favor of the Merger of Shares of the Company by Omega Energia, under the terms and conditions set forth in the Protocol and Justification.

São Paulo, September 24, 2021.

Maria Helena Pettersson	Ricardo Scalzo

Bruno Meirelles Salotti